EXHIBIT 99.1

August 12, 2025

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Financial Results for First Quarter

MIDLAND, TX – 08/12/2025 – Mexco Energy Corporation (NYSE American: MXC) today reported net income of $241,951, or $0.12 per diluted share, for the quarter ending June 30, 2025, the Company’s first quarter of fiscal 2026. This compares to net income of $291,039, or $0.14 per diluted share, for the quarter ending June 30, 2024, a 17% decrease.

Operating revenues in the first quarter of fiscal 2026 were $1,814,176, an increase of 5% from $1,727,835 for the first quarter of fiscal 2025. This was primarily due to a 16% increase in oil production volumes, a 25% increase in natural gas production volumes, a 62% increase in the average natural gas price, and a 49% increase in revenues from the Company’s investment in a limited liability company partially offset by a 21% decrease in the average oil price.

The Company currently expects to participate in the drilling of 35 and completion of 17 horizontal wells at an estimated aggregate cost of approximately $1.2 million for the fiscal year ending March 31, 2026, of which approximately $350,000 has been expended to date. The Company is evaluating other prospects for participation during this fiscal year.

The president of the Company, Tammy McComic, said, “In the first quarter of fiscal 2026, volumes of the Company’s average production of oil and gas increased 21% over the comparable quarter in fiscal 2025. Prices of oil and gas per BOE decreased 14% for the comparable period. Oil accounts for 80% of our gross oil and natural gas sales.”

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties primarily in the Permian Basin. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company’s actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherent risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2025. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Tammy L. McComic, President and Chief Financial Officer of Mexco Energy Corporation, (432) 682-1119.